Exhibit 10.1

AMENDMENT

TO

WARREN RESOURCES, INC.

2010 STOCK INCENTIVE PLAN

WARREN RESOURCES, INC., a Maryland corporation (the “Company”) adopted the Warren Resources, Inc. 2010 Stock Incentive Plan, effective January 1, 2010. This Amendment to the Plan is made effective as of January 1, 2012 (the “Effective Date”).

RECITALS

A. Section 3(e) of the Plan permits the Company to amend the Plan from time to time.

B. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires a nonqualified deferred compensation plan to meet specified design and operational requirements. Certain awards granted under the Plan may provide for nonqualified deferred compensation within the meaning of Section 409A of the Code.

C. The Company hereby amends the Plan for the purpose of compliance with Section 409A of the Code and the final Treasury Regulations thereunder.

AMENDMENT

(g) Compliance with Section 409A.

(i) Awards made under this Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(ii) Unless the Committee provides otherwise in an Award Agreement, each Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that an Award is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(iii) Notwithstanding anything herein or in any Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the

Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

(h) No Guarantee of Tax Consequences. None of the Board, the Company, nor any Affiliate of the Company or the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

(i) Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.